CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment on Form N-4 of Variable Separate Account of American General Life Insurance Company (“Separate Account VSA”) of our report dated April 22, 2019, relating to the financial statements of Separate Account VSA, which appears in the Post-Effective Amendment No. 1 to the registration statement on Form N-4 (File No 333-223017). We also consent to the incorporation by reference in this Registration Statement of our report dated April 22, 2019, relating to the statutory basis financial statements of American General Life Insurance Company which appears in the Post-Effective Amendment No. 1 to the registration statement on Form N-4 (File No 333-223017). We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 4, 2019